Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis—August 2012

	Series	2003-4
	Deal Size	$725MM
	Expected Maturity	10/15/2013

Yield		18.17%
Less:	Coupon	0.60%
	Servicing Fee	1.50%
	Net Credit Losses	3.65%
	Excess Spread :
	August-12	12.42%
	July-12	11.13%
	June-12	11.82%
	Three Month Average Excess Spread	11.79%

	Delinquency:
	30 to 59 Days	0.56%
	60 to 89 Days	0.43%
	90+ Days	0.91%
	Total	1.90%

	Principal Payment Rate	24.07%